Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Second Quarter 2013 Financial Results

CHICAGO (July 30, 2013) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the premier professional services firm focused on serving the leadership needs of top organizations globally, today announced financial results for its second quarter ended June 30, 2013.

Consolidated net revenue was $122.0 million in the second quarter, up 5.1 percent or $6.0 million from $116.1 million in the 2012 second quarter. Year over year, net revenue increased 11.4 percent in the Americas and increased 6.5 percent in Asia Pacific (approximately 9 percent on a constant currency basis), but declined 11.1 percent in Europe (approximately 13 percent on a constant currency basis). Growth in the Financial Services and Global Technology & Services Executive Search practices was partially offset by declines in the Education & Social Enterprise and Industrial practices. Net revenue from Leadership Consulting was $9.1 million, a decline of 5.9 percent from the 2012 second quarter, and revenue from Senn Delaney, the culture-shaping firm acquired on December 31, 2012, was $5.4 million.

“Improving conditions for Executive Search in the Americas and in Asia Pacific had a positive impact on our second quarter results while Europe remains in a challenging economic environment,” said Jory Marino, Interim Chief Executive Officer. “Our year-over-year revenue comparisons also reflect the value that Senn Delaney brings to Heidrick & Struggles and reinforce the need to continue to broaden our leadership talent capabilities. We are especially pleased with a 19 percent sequential increase in revenue compared to the 2013 first quarter that was driven by growth in all regions, including the majority of our Executive Search practices and Leadership Consulting. The year-over-year and sequential revenue growth is particularly encouraging considering the smaller consultant base. Recruitment of senior-level consultants with established client relationships, retaining high performing consultants, and managing underperforming consultants will remain a key area of emphasis.”

Excluding Senn Delaney, the company ended the second quarter with 315 Executive Search and Leadership Consulting consultants compared to 340 at June 30, 2012, reflecting both voluntary turnover and the company’s performance management initiatives. The number of executive search confirmations in the quarter increased 6.7 percent compared to the 2012 second quarter, and the average revenue per executive search decreased to $108,800 compared to $114,800 in the 2012 second quarter. Excluding Senn Delaney, productivity, as measured by annualized net revenue per consultant, was $1.5 million, compared to $1.3 million in the 2012 second quarter.

Salaries and employee benefits increased 4.0 percent, or $3.2 million, to $83.1 million from $79.9 million in the 2012 second quarter. Variable compensation expense increased $2.4 million, primarily reflecting consultant performance. Fixed compensation expense increased $0.8 million. Excluding Senn Delaney, fixed compensation expense would have declined $2.6 million primarily due to decreases in guarantee and sign-on bonus expense, and lower consultant headcount. Salaries and employee benefits were 68.1 percent of net revenue for the quarter, compared to 68.8 percent in the 2012 second quarter.

General and administrative expenses increased 14.7 percent, or $4.3 million, to $33.2 million from $29.0 million in the 2012 second quarter. The addition of Senn Delaney represented $2.9 million of the increase, including $1.4 million related to the amortization of the acquired intangible assets and $0.5 million associated with the accretion of the earnout payment. A significant portion of the remaining $1.4 million increase included expenses associated with regional consultant meetings held in the Americas and Europe during the second quarter. As a percentage of net revenue, general and administrative expenses were 27.2 percent, compared to 25.0 percent in the 2012 second quarter.

As a result of the acquisition of Senn Delaney on December 31, 2012, the company began providing Adjusted EBITDA and Adjusted EBITDA margin comparisons, non-GAAP financial measures which management believes more appropriately reflect core operations. Adjusted EBITDA in the 2013 second quarter was $11.9 million and Adjusted EBITDA margin was 9.7 percent, compared to Adjusted EBITDA of $11.2 million and Adjusted EBITDA margin of 9.7 percent in the 2012 second quarter.

The following table reconciles Operating Income to Adjusted EBITDA(1)

	Three Months Ended June 30,
$ in millions	2013	2012
Operating Income	$5.7	$6.7

Adjustments
Salaries and employee benefits
Stock-based compensation amortization	1.2	1.3
Senn Delaney retention awards	0.6	—
General and administrative expenses
Depreciation	2.4	2.5
Intangible amortization	1.5	0.2
Senn Delaney earnout accretion	0.5	—
Restructuring charges	—	0.5

Total Adjustments	6.2	4.5

Adujsted EBITDA (1)	$11.9	$11.2

Adjusted EBITDA Margin(1)	9.7%	9.7%
(Adjusted EBITDA as % of net revenue)

Totals and subtotals may not equal the sum of individual line items due to rounding.

(1)

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation amortization, compensation expense associated with Senn Delaney retention awards, Senn Delaney earnout accretion, restructuring charges, and other non-operating income (expense). Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures.

Operating income in the second quarter was $5.7 million and operating margin (operating income as a percentage of net revenue) was 4.7 percent, compared to operating income of $6.7 million and operating margin of 5.8 percent in the 2012 second quarter. The year-over-year decline reflects an increase in operating expenses, partially offset by an increase in net revenue.

The company reported net income in the 2013 second quarter of $1.9 million and diluted earnings per share of $0.11, based on an effective quarterly tax rate of 61.7 percent and a full-year projected tax rate of approximately 64 percent. In the 2012 second quarter, net income was $1.9 million and diluted earnings per share were $0.10 based on an effective quarterly tax rate of 66.3 percent. The effective tax rates in both years are higher than the statutory rate primarily due to losses incurred in certain jurisdictions that cannot be benefitted for tax purposes due to valuation allowances.

Net cash provided by operating activities in the 2013 second quarter was $20.6 million, compared to $22.2 million in the 2012 second quarter. Cash and cash equivalents at June 30, 2013 were $99.7 million, compared to $85.7 million at March 31, 2013, and $96.8 million at June 30, 2012.

Regional Review

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue and restructuring charges are reported separately and, therefore, are not included in the results of each geographic region. The company believes that analyzing trends in revenue before reimbursements (net revenue) and operating income (loss) excluding restructuring charges more appropriately reflect the company’s core operations.

$ in millions	2Q 13	2Q 12	Change	1Q 13	Change
Americas
Net revenue	$72.8	$65.3	$7.5	$64.2	$8.6
Operating income	$18.1	$15.4	$2.7	$13.4	$4.7
Consultants	139	157	(18)	148	(9)

Europe
Net revenue	$24.1	$27.1	$(3.0)	$19.0	$5.1
Operating income/(loss)	$(2.5)	$1.1	$(3.6)	$(3.6)	$1.1
Consultants	89	98	(9)	90	(1)

Asia Pacific
Net revenue	$25.1	$23.6	$1.5	$19.8	$5.3
Operating income	$2.9	$2.2	$0.8	$0.7	$2.2
Consultants	87	85	2	84	3

Global Operations Support	$(12.8)	$(11.5)	$(1.3)	$(10.1)	$(2.7)
Restructuring charges	$—	$(0.5)	$0.5	$—	$—

Operating income	$5.7	$6.7	$(1.0)	$0.4	$5.4

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas increased $7.5 million, or 11.4 percent year over year, to $72.8 million in the second quarter. The addition of Senn Delaney, representing $4.6 million, as well as increases in the Financial Services and Global Technology & Services search practices were the primary drivers of the growth for this region, partially offset by declines in the Industrial practice and Leadership Consulting. The America’s operating margin improved to 24.8 percent compared to 23.6 percent in the 2012 second quarter as a result of the increase in net revenue, partially offset by an increase in salaries and employee benefits expense and general and administrative expenses, mostly related to Senn Delaney.

Net revenue in Europe declined $3.0 million, or 11.1 percent year over year, to $24.1 million in the second quarter (approximately 13 percent on a constant currency basis). Exchange rate fluctuations positively impacted year-over-year second quarter net revenue by $0.6 million. Senn Delaney represented $0.8 million of the 2013 second quarter revenue in this region. Revenue from Leadership Consulting and all search practices, except Consumer Markets and Life Sciences, declined compared to the prior year. The operating loss in Europe of $2.5 million, compared to operating income of $1.1 million in the 2012 second quarter, reflects the decline in net revenue and an increase in general and administrative expenses, partially offset by a decrease in salaries and employee benefits expense.

Asia Pacific net revenue increased $1.5 million, or 6.5 percent, to $25.1 million in the second quarter (approximately 9 percent on a constant currency basis). Exchange rate fluctuations negatively impacted year-over-year second quarter net revenue by $0.5 million. Revenue growth in this region was driven by the Financial Services and Industrial search practices, as well as by Leadership Consulting. The operating margin in Asia Pacific improved to 11.7 percent compared to 9.3 percent in the 2012 second quarter reflecting an improvement in revenue, partially offset by an increase in salaries and employee benefits expense and in general and administrative expenses.

Global Operations Support was $12.8 million in the second quarter, an increase of $1.3 million compared to the 2012 second quarter that mostly reflects an increase in general and administrative expenses related to operating and infrastructure costs.

Six Months Results

For the six months ended June 30, 2013 consolidated net revenue of $225.0 million increased 1.1 percent from $222.6 million in the first six months of 2012. Net revenue increased 10.3 percent in the Americas and increased 1.7 percent in Asia Pacific (approximately 3 percent on a constant currency basis), but declined 20.4 percent in Europe. Revenue from Senn Delaney, acquired on December 31, 2012 was $11.0 million for the first six months of 2013, of which $9.6 million was in the Americas and $1.4 million in Europe.

Productivity, as measured by annualized net revenue per consultant excluding Senn Delaney, was $1.3 million for both the first six months of 2013 and 2012. The number of executive searches confirmed in the first six months of 2013 was essentially the same as in first six months of 2012. The average revenue per executive search was $106,000 compared to $107,400 for the same period in 2012.

Operating income for the first six months of 2013 was $6.1 million and operating margin was 2.7 percent compared to operating income of $9.9 million and operating margin of 4.5 percent for the first six months of 2012. Net income for the first six months of 2013 was $0.7 million and diluted earnings per share were $0.04, reflecting an effective tax rate of 86.0 percent. Net income for the first six months of 2012 was $2.5 million and diluted earnings per share were $0.14, reflecting an effective tax rate of 74.6 percent.

2013 Third Quarter Outlook

The company is forecasting 2013 third-quarter consolidated net revenue of between $115 million and $125 million. Among other factors, this forecast reflects assumptions for the anticipated volume of new Executive Search confirmations, Leadership Consulting assignments, expectations for Senn Delaney, the current backlog, consultant productivity, consultant retention, the seasonality of its business, the global economic climate and no change in future currency rates.

“I am very excited about assuming transitional leadership for Heidrick & Struggles and look forward to continuing the strategic initiatives that are already underway to grow the business and improve financial performance,” said Marino. “With renewed energy, I am confident we can build shareholder value by doing what we do best—serving the leadership talent needs of the world’s top organizations. We will execute our leadership advisory strategy by improving how we attract and retain the best consultants in our profession, managing our cost structure and solidifying long-term client relationships built on our consulting expertise and quality of service.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the 2013 second quarter results today, July 30, at 9 a.m. Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq: HSII) is the premier provider of senior-level Executive Search, Culture Shaping and Leadership Consulting services. For 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure near the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation amortization, compensation expense associated with Senn Delaney retention awards, Senn Delaney earnout accretion, restructuring charges, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same quarter. A reconciliation of Adjusted EBITDA to Operating Income is provided in a table on page 3 of this release.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract, integrate, manage and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate, the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any further impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2012, under Risk Factors in Item 1A. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2013	2012	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$122,033	$116,065	$5,968	5.1%
Reimbursements	5,295	5,692	(397)	-7.0%

Total revenue	127,328	121,757	5,571	4.6%

Operating expenses:
Salaries and employee benefits	83,066	79,859	3,207	4.0%
General and administrative expenses	33,225	28,960	4,265	14.7%
Reimbursed expenses	5,295	5,692	(397)	-7.0%
Restructuring charges	—	507	(507)

Total operating expenses	121,586	115,018	6,568	5.7%

Operating income	5,742	6,739	(997)	-14.8%

Non-operating income (expense):
Interest expense, net	(106)	231
Other, net	(584)	(1,476)

Net non-operating expense	(690)	(1,245)

Income before income taxes	5,052	5,494
Provision for income taxes	3,115	3,642

Net income	1,937	1,852
Other comprehensive income (loss), net of tax	(1,346)	(1,146)

Comprehensive income	$591	$706

Basic weighted average common shares outstanding	18,076	18,010
Dilutive common shares	148	128

Diluted weighted average common shares outstanding	18,224	18,138

Basic net income per common share	$0.11	$0.10
Diluted net income per common share	$0.11	$0.10

Salaries and employee benefits as a percentage of net revenue	68.1%	68.8%
General and administrative expense as a percentage of net revenue	27.2%	25.0%
Operating income as a percentage of net revenue	4.7%	5.8%
Effective income tax rate	61.7%	66.3%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2013	2012	$ Change	% Change	2013 Margin *	2012 Margin *
Revenue:
Americas	$72,772	$65,320	$7,452	11.4%
Europe	24,128	27,148	(3,020)	-11.1%
Asia Pacific	25,133	23,597	1,536	6.5%

Revenue before reimbursements (net revenue)	122,033	116,065	5,968	5.1%
Reimbursements	5,295	5,692	(397)	-7.0%

Total revenue	$127,328	$121,757	$5,571	4.6%

Operating income (loss):
Americas	$18,066	$15,405	$2,661	17.3%	24.8%	23.6%
Europe	(2,485)	1,110	(3,595)	-323.9%		4.1%
Asia Pacific	2,944	2,193	751	34.2%	11.7%	9.3%

Total regions	18,525	18,708	(183)	-1.0%	15.2%	16.1%
Global Operations Support	(12,783)	(11,462)	(1,321)	11.5%

Operating income before restructuring charges	5,742	7,246	(1,504)	-20.8%	4.7%	6.2%
Restructuring charges	—	(507)	507

Operating income	$5,742	$6,739	$(997)	-14.8%	4.7%	5.8%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,
	2013	2012	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$225,011	$222,591	$2,420	1.1%
Reimbursements	9,625	11,484	(1,859)	-16.2%

Total revenue	234,636	234,075	561	0.2%

Operating expenses:
Salaries and employee benefits	154,545	156,531	(1,986)	-1.3%
General and administrative expenses	64,335	55,325	9,010	16.3%
Reimbursed expenses	9,625	11,484	(1,859)	-16.2%
Restructuring charges	—	810	(810)

Total operating expenses	228,505	224,150	4,355	1.9%

Operating income	6,131	9,925	(3,794)	-38.2%

Non-operating income (expense):
Interest expense, net	(29)	707
Other, net	(966)	(650)

Net non-operating income (expense)	(995)	57

Income before income taxes	5,136	9,982
Provision for income taxes	4,415	7,451

Net income	721	2,531
Other comprehensive income (loss), net of tax	(1,505)	38

Comprehensive income (loss)	$(784)	$2,569

Basic weighted average common shares outstanding	18,043	17,956
Dilutive common shares	157	200

Diluted weighted average common shares outstanding	18,200	18,156

Basic net income per common share	$0.04	$0.14
Diluted net income per common share	$0.04	$0.14

Salaries and employee benefits as a percentage of net revenue	68.7%	70.3%
General and administrative expense as a percentage of net revenue	28.6%	24.9%
Operating income as a percentage of net revenue	2.7%	4.5%
Effective income tax rate	86.0%	74.6%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012	$ Change	% Change	2013 Margin *	2012 Margin *
Revenue:
Americas	$136,952	$124,190	$12,762	10.3%
Europe	43,123	54,208	(11,085)	-20.4%
Asia Pacific	44,936	44,193	743	1.7%

Revenue before reimbursements (net revenue)	225,011	222,591	2,420	1.1%
Reimbursements	9,625	11,484	(1,859)	-16.2%

Total revenue	$234,636	$234,075	$561	0.2%

Operating income (loss):
Americas	$31,454	$27,853	$3,601	12.9%	23.0%	22.4%
Europe	(6,101)	2,485	(8,586)	-345.5%		4.6%
Asia Pacific	3,692	2,452	1,240	50.6%	8.2%	5.5%

Total regions	29,045	32,790	(3,745)	-11.4%	12.9%	14.7%
Global Operations Support	(22,914)	(22,055)	(859)	3.9%

Operating income before restructuring charges	6,131	10,735	(4,604)	-42.9%	2.7%	4.8%
Restructuring charges	—	(810)	810

Operating income	$6,131	$9,925	$(3,794)	-38.2%	2.7%	4.5%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Current assets:
Cash and cash equivalents	$99,695	$117,605
Restricted cash	223	199
Accounts receivable, net	90,867	69,107
Other receivables	10,446	10,288
Prepaid expenses	14,200	14,167
Other current assets	2,597	1,366
Income taxes recoverable	7,212	5,651
Deferred income taxes	7,182	7,899

Total current assets	232,422	226,282

Non-current assets:
Property and equipment, net	37,571	42,362
Restricted cash	7,829	7,968
Assets designated for retirement and pension plans	22,297	22,763
Investments	12,751	11,902
Other non-current assets	5,401	5,301
Goodwill	119,948	120,940
Other intangible assets, net	28,839	32,020
Deferred income taxes	23,520	25,454

Total non-current assets	258,156	268,710

Total assets	$490,578	$494,992

Current liabilities:
Short term borrowings	$6,000	$—
Accounts payable	7,454	8,657
Accrued salaries and employee benefits	62,898	102,597
Other current liabilities	47,720	40,390
Income taxes payable	3,956	709
Deferred income taxes	33	43

Total current liabilities	128,061	152,396

Non-current liabilities:
Long term debt, less current maturities	32,500	—
Retirement and pension plans	37,604	37,247
Other non-current liabilities	47,884	56,943
Deferred income taxes	132	59

Total non-current liabilities	118,120	94,249
Stockholders’ equity	244,397	248,347

Total liabilities and stockholders’ equity	$490,578	$494,992

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	June 30,
	2013	2012
Cash flows - operating activities:
Net income	$1,937	$1,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,882	2,514
Deferred income taxes	335	789
Stock-based compensation expense	1,461	1,449
Accretion expense	516	—
Restructuring charges	—	507
Cash paid for restructuring charges	(303)	(2,909)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	(13,099)	(7,787)
Accounts payable	248	(1,149)
Accrued expenses	21,079	19,809
Income taxes recoverable (payable), net	2,291	8,214
Retirement and pension assets and liabilities	32	24
Prepayments	240	(1,914)
Other assets and liabilities, net	1,941	758

Net cash provided by operating activities	20,560	22,157

Cash flows - investing activities:
Capital expenditures	(413)	(2,764)
Purchases of available for sale investments	(95)	(105)
Proceeds from sales of available for sale investments	33	29

Net cash used in investing activities	(475)	(2,840)

Cash flows - financing activities:
Debt repayment	(1,500)	—
Cash dividends paid	(2,412)	(2,401)
Payment of employee tax withholdings on equity transactions	(215)	(415)
Acquisition earnout payments	(357)	(381)

Net cash used in financing activities	(4,484)	(3,197)

Effect of exchange rate fluctuations on cash and cash equivalents	(1,566)	(1,909)

Net increase in cash and cash equivalents	14,035	14,211
Cash and cash equivalents at beginning of period	85,660	82,640

Cash and cash equivalents at end of period	$99,695	$96,851

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash flows - operating activities:
Net income	$721	$2,531
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,027	5,292
Deferred income taxes	1,426	1,700
Stock-based compensation expense	2,472	2,800
Accretion expense	1,033	—
Restructuring charges	—	810
Cash paid for restructuring charges	(616)	(6,663)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	(24,041)	(16,050)
Accounts payable	(541)	(1,104)
Accrued expenses	(40,684)	(71,194)
Income taxes recoverable (payable), net	1,488	8,231
Retirement and pension assets and liabilities	540	797
Prepayments	(306)	(3,397)
Other assets and liabilities, net	1,981	(670)

Net cash used in operating activities	(48,500)	(76,917)

Cash flows - investing activities:
Restricted cash	(26)	231
Capital expenditures	(1,358)	(5,114)
Purchases of available for sale investments	(571)	(926)
Proceeds from sales of available for sale investments	64	77

Net cash used in investing activities	(1,891)	(5,732)

Cash flows - financing activities:
Proceeds from debt issuance	40,000	—
Debt repayment	(1,500)	—
Cash dividends paid	(2,519)	(4,946)
Payment of employee tax withholdings on equity transactions	(576)	(1,569)
Acquisition earnout payments	(357)	(381)

Net cash provided by (used in) financing activities	35,048	(6,896)

Effect of exchange rate fluctuations on cash and cash equivalents	(2,567)	1,006

Net decrease in cash and cash equivalents	(17,910)	(88,539)
Cash and cash equivalents at beginning of period	117,605	185,390

Cash and cash equivalents at end of period	$99,695	$96,851